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                                                                   EXHIBIT 10.21


                        CONFIDENTIAL TREATMENT REQUESTED

Confidential Portions Of This Agreement Which Have Been Redacted Are Marked With
    Brackets ("[****]"). The Omitted Material Has Been Filed Separately With
                    The Securities And Exchange Commission.

                      Amendment to Collaboration Agreement


                                                                     May 3, 2000



Donald L. Barbeau
President
Inpharmakon Corporation
191 Waukegan Avenue
Suite 206
Northfield, Illinois 60099


Dear Donald,

This letter records the terms on which First Horizon Pharmaceutical Corporation (formerly Horizon Pharmaceutical Corporation) ("First Horizon") and Inpharmakon Corporation ("Inpharmakon") have agreed to settle their differences with regard to certain issues arising out of their Collaboration Agreement made as of October 31, 1998 ("Collaboration Agreement").

1. First Horizon shall pay to Inpharmakon a total of $200,000 (the "IPO Payment") within 30 days of the closing of First Horizon's initial public offering of its shares of Common Stock ("IPO"); provided, however, that in the event that the IPO has not closed by October 20, 2000, First Horizon shall pay to Inpharmakon one half of the IPO Payment ($100,000) on October 20, 2000 and provided further, that in the event that the IPO has not closed by April 20, 2001, First Horizon shall pay to Inpharmakon the remaining balance of the IPO Payment ($100,000) on April 20, 2001. For the purposes of this paragraph "closing" of the IPO refers to the date on which First Horizon's underwriters fund the purchase of IPO shares from First Horizon. The IPO is a firm commitment underwriting.

2. Secondly the Collaboration Agreement is amended to provide for the following additional compensation:

     a. First Horizon shall pay to Inpharmakon a total of $[****], in place of the $[****] payment required by Section 4.01(ii) of the Collaboration Agreement, such payment to be made on the earlier to occur of (i) within 30 days after the filing of the NDA for the Product for the Indication by First Horizon, and (ii) December 31, 2001.

     b. First Horizon shall pay to Inpharmakon a total of $[****], in place of the payment of $[****] required by Section 4.01(iii) of the Collaboration Agreement, within 30 days after the approval of such NDA.

3.   Subsections 8.04(iii) and (iv) of the Collaboration Agreement are deleted.

4. In order to avoid future misunderstandings and to foster a closer spirit of collaboration, First Horizon will designate Mr. Ralph Jordan, or such other individual as First Horizon may designate


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     from time to time as Project Liaison between Inpharmakon and First Horizon as the individual to whom Inpharmakon may direct all questions and inquiries regarding the development of, and FDA registration activities concerning, the Product. In addition First Horizon agrees to provide Inpharmakon with detailed written quarterly reports to be delivered to Inpharmakon within 30 days after the end of each quarter during the term of the Collaboration Agreement, such reports to include but not be limited to a reasonable explanation of the progress of and any changes in Horizon's regulatory strategies for the Product. In addition to the foregoing and as part of its undertaking hereunder, First Horizon will provide Inpharmakon with (a) at the same time as the FDA, the summary sections of any IND, New Drug Application (whether full, partial or abbreviated) and amendments thereto, excluding attachments, filed for the Product with the FDA until such time as the FDA has approved the NDA, and (b) copies of all other written communications to or from the FDA concerning the Product, including but not limited to correspondence, filings, minutes of meetings, briefing documents, responses to and from the FDA, and supporting documentation whether in printed or electronic form. First Horizon agrees to make available to Inpharmakon knowledgeable personnel with the knowledge and authority to discuss all such activities and to give Inpharmakon access in Horizon's offices, at no cost to First Horizon, to the attachments to Horizon's filings for the Product with the FDA on not less than 48 hours notice to Horizon.

5. Provided that First Horizon makes the payments in accordance with the provisions of the above Paragraphs 1 and 2, each of Inpharmakon and First Horizon shall and does hereby remise, release and forever discharge and, by these presents, does, for itself, its directors, officers, agents, successors, assigns, employees and representatives and each of them, release and forever discharge the other party and its directors, officers, agents, successors, assigns employees and representatives, and each of them, from and against all manner of actions, complaints, causes of action, claims, suits, debts, breaches, sums of money, accounts, reckonings, contracts, torts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever in law or in equity arising out of, directly or indirectly, any matter, transaction, representation, event or thing from the first day in time to and including the date of this letter, including, but without limitation, any and all previously unreleased and/or unfulfilled obligations of either party arising under or pursuant to the Collaboration Agreement.

6. As a material inducement to Inpharmakon agreeing to the terms and conditions of this letter, First Horizon hereby represents and warrants to Inpharmakon that (a) the only formulation for the Product that it is now being developed is for the Indication; (b) it will promptly inform Horizon in the event it abandons such formulation or does or causes others to do any work on any other formulation for communications through the date of this letter to or from the FDA concerning the Product, (c) it has provided Inpharmakon with true copies of all written communications through the date of this letter to or from the FDA concerning the Product, including but not limited to correspondence, filings, minutes of meetings, briefing documents, responses to and from the FDA, and supporting documentation whether in printed or electronic form; (d) the attached amendment to the Product Development and Supply Agreement entered into as of March 25, 1999 by and between Penwest Pharmaceuticals Co. ("Penwest") and First Horizon (the "Penwest Agreement") is a true and correct copy of an amendment to the Penwest Agreement executed by the parties thereto on May 3, 2000, which amendment is in full force and effect, and (e) it will not further amend the assignment provisions of the Penwest Agreement without Inpharmakon's prior written consent which consent will not be unreasonably withheld.

7. In the event of a material breach or material default by First Horizon under the representations and warranties contained in Paragraph 6 above, Inpharmakon may give notice of termination to First Horizon specifying the breach or default, in which event the Collaboration Agreement shall terminate immediately if the breach or default is not capable of cure, or, if the breach or default is capable of cure, after 30 days unless First Horizon cures the breach or default within the 30 day period. In the event that the Collaboration Agreement is terminated pursuant to Inpharmakon's notice hereunder, Inpharmakon shall have the exclusive right to proceed with a NDA for the Product for the Indication using the Formulation and the data from the Clinical Trials as has been
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         acquired or developed by Horizon at the date of termination, and shall have the right to assume Horizon's rights to the same and the NDA, if applicable, without cost to Inpharmakon or Inpharmakon Affiliates. In that event Horizon shall release to Inpharmakon its rights to the Opportunity Package, the Formulation, the related not publicly available information provided by Inpharmakon or developed by or for Horizon, and registration data related to the NDA for the Product for the Indication.

8. In the event that First Horizon grants Penwest a sublicense under the provisions of Section 11.4 of the Penwest Agreement or otherwise to the Horizon Test and Regulatory Data (as defined in the Penwest Agreement), Horizon agrees to pay to Inpharmakon the royalties provided under the provisions of Section 4.02 of the Collaboration Agreement whether or not the Collaboration Agreement is still in force provided that the Collaboration Agreement is not terminated by First Horizon under Section 8.02 of the Collaboration Agreement in which case the right to such royalties would terminate with the Collaboration Agreement.

9. Defined Terms used in this letter have the same meaning as they have in the Collaboration Agreement.

10. All other provisions of the Collaboration Agreement will continue in full force and effect except to the extent changed by the provisions of this letter.

11. The parties agree to execute a formal amendment to the Collaboration Agreement within 30 days of the date of this letter incorporating the above provisions into the Collaboration Agreement. At such time as that amendment has been executed and exchanged by the parties, the amendment will replace the agreement contained in this letter.

12. This letter agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

If the above terms and conditions accurately record our agreement, please sign and return the acknowledgement at the foot of this letter.


Sincerely,

                                                   AGREED & ACCEPTED
/s/ William G. Campbell                            Inpharmakon Corporation
William G. Campbell
Controller
                                                   /s/ Donald L. Barbeau

                                                   Donald L. Barbeau
                                                   President


cc. Christopher R. Manning (Burke, Warren, MacKay & Serritella) Michael J. Hogg (Business Counsel)